SCHEDULE
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FORM 4	Waste Technology Corp.
	Cosimo (and Erma) Tacopino - Reporting Persons


On June 2, 2004: Mr. & Mrs. Tacopino Report


		Cosimo Tacopino
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Direct Ownership  -  794,240 shares (475,660 shares jointly owned with
                     Erma Tacopino and 106,700 held in trust for Michael
                     Tacopino)


		Erma Tacopino
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Direct Ownership  -  486,660 (475,660 shares jointly owned with Cosimo
                     Tacopino and 11,000 shares held in her individual retirement account)


Cosimo Tacopino disclaims beneficial ownership of the shares owned by
s. Tacopino and held in her individual retirement account.


Erma Tacopino disclaims beneficial ownership of the shares (a) solely owned by Mr. Tacopino; and (b) held by Mr. Tacopino in trust for Michael Tacopino.